Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated March 28, 2014, except as to Note 8, which is as of July 8, 2014 on the financial statements of Figo Ventures, Inc. for the years ended January 31, 2014, July 31, 2013 and 2012 in the Company's Report on Form S-1/A. We also consent to the reference to LLB Bradford & Company, LLC as named experts.

LL Bradford & Co., LLC /S/ LL Bradford & Co., LLC Sugar Land, Texas July 8, 2014